UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2011

Athersys, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-33876	20-4864095
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3201 Carnegie Avenue, Cleveland, Ohio	44115-2634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 431-9900

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 19, 2011, Athersys, Inc. (the “Company”), with Case Western Reserve University School of Medicine (the “School of Medicine”), announced that a joint scientific study on spinal cord injury was published in the January issue of The Journal of Neuroscience. The study, by researchers from the Department of Neurosciences at the School of Medicine and scientists at the Company, presents data supporting the potential therapeutic benefit of the Company’s MultiStem® program for spinal cord injury. Researchers observed that administration of Multipotent Adult Progenitor Cells (“MAPC”) following spinal cord injury in rodent models prevented the retraction of neurons, a process referred to as “axonal dieback,” reduced inflammation in the region of injury, and also promoted the regrowth of neurons.

According to the study, “Multipotent Adult Progenitor Cells Prevent Macrophage-Mediated Axonal Dieback and Promote Regrowth after Spinal Cord Injury,” demonstrates how the administration of MAPC potently affects immune cells responding to the initial injury in a number of ways. First, MAPC significantly decrease the release of a harmful protein called MMP-9 (matrix metalloproteinase-9), made by certain cells of the immune system known as macrophages, that is known to induce axonal dieback. The study also provides that MAPC induce a shift in macrophages from an M1, or “classical activated” pro-inflammatory state, to an M2, or “alternatively activated” anti-inflammatory state. In addition to these effects on macrophages, the study also states that MAPC promote sensory neurite outgrowth beyond the site of the injury, induce sprouting, and further enable axons to overcome the negative effects of macrophages as well as inhibitory molecules in their environment by increasing their intrinsic growth capacity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2011

ATHERSYS, INC.

By: /s/ Laura K. Campbell
Name: Laura K. Campbell
Title: Vice President, Finance